UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2014

Unwired Planet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 South Virginia Street, Suite 201

Reno, Nevada 89501

(Address of Principal Executive Offices) (Zip Code)

(775) 980-2345

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 3, 2014, David Lockwood, director of Unwired Planet (the “Company”) retired from the Company’s Board of Directors effective as of the Company’s Annual Meeting of Stockholders (the “Annual Meeting”).

In connection with Mr. Lockwood’s retirement, the Board of Directors of the Company approved the following:

•	all unvested stock options and restricted stock units of the Company held by Mr. Lockwood as of his retirement date were accelerated and became fully vested and exercisable on the retirement date; and

•	the post-termination exercise periods for all stock options of the Company held by Mr. Lockwood as of his retirement date were extended for an additional fifteen (15) months beyond the retirement date (but in no event beyond the expiration date of the stock option).

On November 3, 2014, the Board of Directors appointed Mark Thompson, age 53, as its Chief Financial Officer (“CFO”), principal financial officer and principal accounting officer of the Company effective as of November 6, 2014. Mr. Thompson currently provides financial consulting services to the Company and will provide services as CFO pursuant to a consulting agreement with The Brenner Group, Inc. (the “Brenner Group”) which was entered into as of October 31, 2014 (the “Consulting Agreement”).

Mr. Thompson is Vice President of The Brenner Group, a financial consultancy firm, a position he has held since April 2011. He currently also serves as Chief Financial Officer of Affymax, Inc. on a contract basis. Prior to the Brenner Group, from 2008 to 2010 he was Chief Financial Officer of Venrock, a venture capital firm. From 2003 to 2007 he was Chief Financial Officer of Spark Networks (NYSE “LOV”). He previously held financial positions at Solidus Networks, Vectiv, PeopleSoft, Chiron and Chevron. Mr. Thompson holds a B.S. from Texas A&M University and an M.B.A. from the University of California at Berkeley.

Other than as set out in the Consulting Agreement, there are (a) no understandings or arrangements between Mr. Thompson and any other person pursuant to which he was appointed as CFO of the Company and (b) Mr. Thompson has no material interest in any transaction or proposed transaction in which the Company is or is to be a party. Mr. Thompson has no family relationship with any director or executive officer of the Company.

Under the Consulting Agreement, the Company agreed to pay the Brenner Group for Mr. Thompson’s services a fee of $275.00 per hour and reimburse Mr. Thompson for all travel and out of pocket expenses incurred in connection therewith. The Consulting Agreement has a one-year term until October 31, 2015, will be automatically extended for three (3) month periods, and may be terminated by either party upon one (1) month’s written notice.

As previously reported on that certain Current Report on Form 8-K filed with the Securities and Exchange Commission on September 29, 2014, Mr. Eric Vetter, the Company’s President, Chief Financial Officer and Chief Administrative Officer, will resign from the Company effective November 18, 2014. Mr. Vetter will step down as Chief Financial Officer, principal financial officer and principal accounting officer as of November 6, 2014.

The foregoing description of the Consulting Agreement is not purported to be complete and is qualified in its entirety by reference to the complete text of such Consulting Agreement attached hereto as Exhibit 10.1.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

At the Company’s Annual Meeting, the Company’s stockholders voted upon three matters, which are described in detail in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on October 8, 2014. The final voting results are set forth below.

Proposal 1: The Company’s stockholders elected each of the directors named below for a one-year term that expires at the Company’s annual meeting of stockholders in 2015 or until his respective successor has been elected and qualified, subject to his earlier resignation or removal. The tabulation of votes on this matter was as follows:

Nominee	For	Withheld	Broker Non- Votes
Philip A. Vachon	62,169,021	1,411,660	29,412,458
Richard Chernicoff	62,187,257	1,393,424	29,412,458
Dallas Clement	62,187,724	1,392,957	29,412,458
Mark Jensen	45,004,065	18,576,616	29,412,458
William Marino	50,786,505	12,794,176	29,412,458
Andrew Dodge	62,202,748	1,377,933	29,412,458

Proposal 2: The Company’s stockholders ratified the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2015. The tabulation of the votes on this matter was as follows:

For	Against	Abstained	Broker Non- Votes
91,507,788	1,309,070	176,281	0

Proposal 3. The Company’s stockholders approved, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the definitive proxy statement. The tabulation of the votes on this matter was as follows:

For	Against	Abstained	Broker Non- Votes
43,556,849	19,965,677	58,155	29,412,458

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Consulting Engagement Agreement between Unwired Planet, Inc. and The Brenner Group, Inc., dated as of October 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unwired Planet, Inc.

	By:	/s/ Eric Vetter
Dated: November 5, 2014	Name:	Eric Vetter

	Title:	President, Chief Administrative Officer & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Consulting Engagement Agreement between Unwired Planet, Inc. and The Brenner Group, Inc., dated as of October 31, 2014.